Exhibit 4.3

BNC BANCORP

SECOND SUPPLEMENTAL INDENTURE

Dated as of June 16, 2017

To the Indenture

Dated as of September 30, 2014

5.5% Fixed to Floating Rate Subordinated Notes due October 1, 2024

Wilmington Trust, National Association, as Trustee

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) dated as of June 16, 2017 is by and between Wilmington Trust, National Association, a national banking association, not in its individual capacity but solely as Trustee (herein, together with its successors in interest, the “Trustee”), and Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Successor Company”), under the Subordinated Indenture referred to below.

WHEREAS, BNC Bancorp, a North Carolina corporation (the “Company”), and the Trustee have executed and delivered a Subordinated Indenture, dated as of September 30, 2014 (the “Base Indenture”), to provide for the issuance from time to time by the Company of its unsecured subordinated indebtedness (the “Securities”) to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company and the Trustee have executed and delivered a First Supplemental Indenture, dated as of September 30, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to supplement the terms of the Base Indenture to establish the terms of a new series of Securities of the Company designated as its 5.5% Fixed to Floating Rate Subordinated Notes due 2024 (the “2024 Notes”);

WHEREAS, on September 30, 2014, the Company issued U.S. $60,000,000.00 of its 2024 Notes;

WHEREAS, as permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Second Supplemental Indenture, shall merge (referred to herein for purposes of Article Eight of the Indenture as the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this Second Supplemental Indenture pursuant to, and in accordance with, Articles Eight and Nine of the Indenture;

WHEREAS, all things necessary to make this Second Supplemental Indenture a legal and binding supplement to the Indenture in accordance with its terms and the terms of the Indenture have been done;

WHEREAS, the Company has complied with all conditions precedent provided for in the Indenture relating to this Second Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company and the Successor Company hereby agree as follows:

SECTION 1. Definitions. All capitalized terms used herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

SECTION 2. Interpretation.

(a)	In this Second Supplemental Indenture, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)	reference to any gender includes the other gender;

(iii)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)	reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Second Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this Second Supplemental Indenture or the Indenture;

(v)	reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor;

(vi)	reference to any Section means such Section of this Second Supplemental Indenture; and

(vii)	the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)	No provision in this Second Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

SECTION 3. Assumption of Obligations.

(a)	Pursuant to, and in compliance and accordance with, Section 8.01 and Section 8.02 of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on or any Additional Amounts in respect of all of the Securities, including the 2024 Notes, in accordance with their terms, according to their tenor, and the performance of every other covenant of the Indenture on the part of the Company to be performed or observed.

(b)	Pursuant to, and in compliance and accordance with, Section 8.02 of the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

SECTION 4. Representations and Warranties. The Successor Company represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the Indenture, (b) that it is the successor of the Company pursuant to the Merger effected in accordance with applicable law, (c) that it is a corporation organized and existing under the laws of Tennessee, (d) that after giving effect to the Merger and this Second Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing and (e) that this Second Supplemental Indenture is executed and delivered pursuant to Section 9.01(1) and Article Eight of the Indenture and does not require the consent of the Securityholders.

SECTION 5. Conditions of Effectiveness. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

(a)	the Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received one or more counterparts of this Second Supplemental Indenture executed by the Successor Company;

(b)	the Trustee shall have received an Officers’ Certificate stating that (i) the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture; (ii) in the opinion of the signers, all conditions precedent provided for in the Indenture relating to the Merger and this Second Supplemental Indenture have been complied with; (iii) in the opinion of the signers, the Merger and this Second Supplemental Indenture comply with the terms of the Indenture; and (iv) in the opinion of the signers, this Second Supplemental Indenture is a legal, valid and binding obligation of the Successor Company, enforceable against the Successor Company in accordance with the terms hereof;

(c)	the Trustee shall have received an Opinion of Counsel to the effect that (i) the execution of this Second Supplemental Indenture is authorized or permitted by the Indenture; (ii) all conditions precedent provided for in the Indenture relating to the Merger have been complied with; (iii) the Merger and this Supplemental Indenture comply with the terms of the Indenture; and (iv) this Supplemental Indenture is a legal, valid and binding obligation of the Successor Company, enforceable against the Successor Company in accordance with the terms hereof; and

(d)	the Successor Company and the Company shall have duly executed and filed with the Secretary of the State of the State of North Carolina Articles of Merger in connection with the Merger.

SECTION 6. Reference to the Indenture.

(a)	Upon the effectiveness of this Second Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)	Upon the effectiveness of this Second Supplemental Indenture, each reference in any Securities, including the 2024 Notes, to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)	The Indenture, as amended and supplemented hereby shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 7. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

SECTION 8. Governing Law; Binding Effect. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of North Carolina, except that the rights, immunities, duties and liabilities of the Trustee hereunder shall be governed by the laws of the state of New York. This Second Supplemental Indenture shall be binding upon the parties hereto and their respective successors and assigns.

SECTION 9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Successor Company. The recitals of fact contained herein shall be taken as the statements solely of the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and CFO

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee

By:	/s/ Michael H. Wass
Name:	Michael H. Wass
Title:	Vice President